Guess?, Inc. Reports Fourth Quarter Results

Fourth Quarter Revenues Increased 3% to a Record $776 Million

Fourth Quarter EPS Decreased 5% to $1.05 Compared to $1.11 Last Year

Fiscal Year 2012 Adjusted EPS Decreased 2% to $3.05; GAAP EPS Was $2.86

Provides Fiscal Year 2013 EPS Guidance in the Range of $2.50 to $2.65, Including $0.35 to $0.40 For Increased Marketing Investments and Unfavorable Currency Impact

Provides First Quarter EPS Guidance in the Range of $0.25 to $0.28

LOS ANGELES, March 14, 2012 /PRNewswire/ -- Guess?, Inc. (NYSE: GES) today reported financial results for the fourth quarter and fiscal year ended January 28, 2012.

Fourth Quarter Fiscal 2012 Highlights

  Asian revenues increased 27%
  North American Retail revenues increased 1%; retail comp sales declined 5.0%
  European revenues decreased 1% in U.S. dollars; up slightly in local currency
  Operating earnings decreased 6% and operating margin declined 160 basis points
  Invested $92 million to repurchase 3.2 million shares

Fiscal Year 2012 Highlights

  Global revenue increased 8% to a record $2.7 billion
  Asian revenues increased 25% in U.S. dollars and 21% in constant dollars
  European revenue increased 10% in U.S. dollars and 5% in local currency; full year revenues exceeded $1 billion
  North American Retail revenues increased 4%; retail comp sales declined 3.5%
  Adjusted operating earnings increased 3%; GAAP operating earnings decreased 2%

This press release includes certain non-GAAP, or adjusted, financial measures, which exclude a settlement charge incurred during the second quarter of fiscal 2012. Reconciliations of reported GAAP results to comparable non-GAAP amounts are provided in the accompanying tables and discussed under the heading "Presentation of Non-GAAP Information" below.

Fourth Quarter Fiscal 2012 Results

For the fourth quarter of fiscal 2012, the Company reported net earnings of $95.9 million, a 7.2% decrease compared to net earnings of $103.3 million for the fourth quarter of fiscal 2011. Diluted earnings per share decreased 5.4%, to $1.05, compared to $1.11 for the prior-year quarter. The prior-year results included a one-time benefit to revenue of $6.7 million, or $0.05 per share, relating to the Company's completion of an assessment of North American loyalty program breakage.

Paul Marciano, Chief Executive Officer, commented, "We are pleased to deliver fourth quarter earnings consistent with our expectations, even as economic pressures impacted consumer confidence in some of our markets. These results mark the end of a year in which we made significant progress on important initiatives that support our long-term objectives. We leveraged the global momentum of the Guess? brand, opening 261 new stores during the year, and increased revenues in all segments. We reached the $1 billion revenue mark in Europe for the first time and gained significant traction in Northern and Eastern Europe, where we are developing a strong market presence. South Korea and China continued their double digit growth and in North America, we succeeded in elevating the Guess brand, which drove significant profit improvements in that region."

Mr. Marciano continued, "We enter this fiscal year in a challenging macroeconomic environment, especially in Europe, though there are some signs of improvement in the United States. As always, we plan to focus on what we can control. We also plan to deploy our resources prudently and in a way that protects our solid capital structure and supports the long-term opportunities of the Guess? brand. We will invest in new marketing programs designed to increase brand awareness and drive more traffic into our stores. While this is a long term investment to grow sales, we do expect to see some acceleration of our revenues in the second half of this year. We will continue to develop newer international markets and expand our G by Guess concept both internationally and domestically. As we celebrate the 30th anniversary of Guess?, we will continue to create innovative and compelling new product designs and styles that showcase Guess? as an iconic global lifestyle brand."

Total net revenue for the fourth quarter of fiscal 2012 increased 2.5% to $775.8 million from $756.9 million in the prior-year quarter. In constant dollars, total net revenue increased 3.6%.

  The Company's retail stores in North America generated revenue of $343.5 million in the fourth quarter of fiscal 2012, a 1.4% increase from $338.6 million in the same period a year ago.  Comparable store sales decreased 5.0% in U.S. dollars and 4.6% in local currency for the fourth quarter of fiscal 2012, compared to the same period a year ago.  The Company directly operated 504 retail stores in the United States and Canada at the end of the fourth quarter of fiscal 2012 versus 481 stores a year earlier.
  Net revenue from the Company's Europe segment decreased 1.4% to $290.8 million in the fourth quarter of fiscal 2012, compared to $294.9 million in the prior-year period.  In local currency, net revenue increased 0.5%.
  Net revenue from the Company's Asia segment increased 27.5% to $70.6 million in the fourth quarter of fiscal 2012, from $55.4 million in the prior-year period.  In constant dollars, net revenue increased 27.7%.
  Net revenue from the Company's North American Wholesale segment increased 7.5% to $40.5 million in the fourth quarter of fiscal 2012, from $37.7 million in the prior-year period.  In constant dollars, net revenue increased 9.2%.
  Licensing segment net revenue in the fourth quarter of fiscal 2012 was flat with the prior-year period at $30.4 million.

Operating earnings for the fourth quarter of fiscal 2012 decreased 5.9% to $135.8 million (including a $1.8 million unfavorable currency translation impact) from $144.3 million in the prior-year period. Operating margin in the fourth quarter decreased 160 basis points to 17.5%, compared to the prior-year quarter as improved product margins were more than offset by higher occupancy and SG&A rates. The improvement in product margins was driven by lower markdowns in North America and greater European retail mix. The increase in the occupancy rate resulted from negative comparable store sales in North America and Europe and store expansion in Europe. The SG&A rate increased as higher selling and distribution costs in Europe, store impairment charges and higher advertising expenses more than offset reductions in North American store selling expenses. Other net income, which primarily includes net unrealized mark-to-market gains on foreign currency contracts and balances was $6.4 million for the fourth quarter of fiscal 2012, compared to $7.4 million in the prior-year's quarter.

The Company's effective tax rate was 30.9% for the fourth quarter of fiscal 2012, compared to 30.3% for the fourth quarter of the prior year.

Fiscal Year 2012 Results

Adjusted net earnings for the fiscal year ended January 28, 2012 were $283.1 million, a decrease of 2.2% compared to net earnings of $289.5 million for the year ended January 29, 2011. Adjusted diluted earnings per share decreased 1.9% to $3.05 per share in fiscal year 2012 versus $3.11 per share in the prior year. The adjusted net earnings excludes a settlement charge of $19.5 million recorded in the second quarter of fiscal 2012, along with the related tax impact, associated with the settlement of the Company's relationship with one of its European service providers. On a GAAP basis, net earnings for the fiscal year ended January 28, 2012 were $265.5 million and diluted earnings per share, including an unfavorable $0.19 impact from the settlement charge, totaled $2.86.

Total net revenue for fiscal year 2012 increased 8.1% to $2.69 billion from $2.49 billion in the prior year. In constant dollars, total net revenue increased 5.5%.

  The Company's retail stores in North America generated revenue of $1.12 billion for fiscal year 2012, a 4.5% increase from $1.07 billion in the prior year.  Comparable store sales for fiscal 2012 decreased 3.5% in U.S. dollars and 4.1% in local currency compared to the same period a year ago.
  Net revenue from the Company's Europe segment increased 9.8% to $1.01 billion in fiscal year 2012, compared to $920.3 million in the prior year.  In local currency, Europe segment revenue increased 4.7%.
  Net revenue from the Company's Asia segment increased 24.8% to $250.7 million in fiscal year 2012, compared to $200.9 million in the prior year.  In constant dollars, net revenue increased 21.2%.
  Net revenue from the Company's North American Wholesale segment increased 3.5% to $187.4 million in fiscal 2012, from $181.0 million in the prior year.  In constant dollars, net revenue increased 2.4%.
  Licensing segment net revenue increased 5.4% to $121.4 million in fiscal year 2012, from $115.2 million in the prior year.

Excluding the settlement charge, adjusted operating earnings for fiscal year 2012 increased 3.0% to $416.7 million (including an $11.6 million favorable currency translation impact) from $404.6 million in the prior-year period. Adjusted operating margin for fiscal year 2012 declined 80 basis points to 15.5% compared to the prior-year period as improvements in product margins were more than offset by a higher occupancy rate. Product margins improved due to lower markdowns in North America and greater European retail mix. The occupancy rate increase was driven by negative comparable store sales in North America and Europe as well as store expansion in Europe. The SG&A rate increased slightly as lower international jewelry shipments and higher European store selling and distribution expenses were mostly offset by lower performance-based compensation expenses and leverage over North American store selling expenses. GAAP operating earnings, which includes the settlement charge, decreased 1.8% to $397.2 million (including a $9.6 million favorable currency translation impact) and GAAP operating margin declined 150 basis points to 14.8%.

Other net income, which primarily includes net unrealized mark-to-market gains on foreign currency contracts and balances, was $1.0 million for fiscal year 2012, compared to $16.4 million for the prior year. The Company's full year effective tax rate was 32.2% for fiscal year 2012, compared to 30.1% in the prior year. The increase includes the impact of the settlement charge which increased the effective tax rate by 100 basis points and a different earnings distribution among tax jurisdictions.

Outlook

The Company's expectations for the first quarter of fiscal 2013 ending April 28, 2012, are as follows:

  Consolidated net revenues are expected to range from $560 million to $575 million.
  Operating margin is expected to be between 6% and 6.5%.
  Diluted earnings per share are expected to be in the range of $0.25 to $0.28.

For the fiscal year ending February 2, 2013, the Company's expectations are as follows:

  Consolidated net revenues are expected to range from $2.74 billion to $2.78 billion.
  Operating margin is expected to be between 12.5% to 13.0%.
  Diluted earnings per share are expected to be in the range of $2.50 to $2.65.

The Company's fiscal year 2013 will include 53 weeks, while fiscal 2012 included 52 weeks.

The Company's outlook for fiscal 2013 assumes that currently prevailing exchange rates will continue throughout the year and also assumes increasing marketing and advertising investments. These assumptions would unfavorably impact the comparison to fiscal 2012 earnings between 35 and 40 cents per share.

Dividend

The Company also announced today that its Board of Directors has approved a quarterly cash dividend of $0.20 per share on the Company's common stock. The dividend will be payable on April 13, 2012 to shareholders of record at the close of business on March 28, 2012.

Share Repurchase

During the fourth quarter of fiscal 2012, the Company repurchased 3.2 million shares of its common stock at an average purchase price of $28.60, totaling $92.0 million. As of January 28, 2012, the Company had remaining approval under its existing repurchase program to purchase $158.0 million of its common stock.

Presentation of Non-GAAP Information

The financial information presented in this release for the fiscal year ended January 28, 2012 includes both GAAP and non-GAAP measures. The Company believes that these "non-GAAP" or "adjusted" financial measures are useful as an additional means for investors to evaluate the Company's operating results when reviewed in conjunction with the Company's GAAP financial statements. The non-GAAP measures are provided in addition to, and not as alternatives for, the Company's reported GAAP results. Reconciliations of reported GAAP results to comparable non-GAAP amounts are provided in the accompanying tables.

The adjusted measures exclude the impact of a settlement charge incurred during the second quarter of fiscal 2012. In the latter part of July 2011, the Company experienced a temporary disruption in its European supply chain, related to one of its service providers. The Company subsequently entered into an agreement to terminate the relationship with that provider, resulting in a $19.5 million settlement charge in the second quarter of fiscal 2012.

This release also includes certain constant currency financial information. Foreign currency exchange rate fluctuations affect the amount reported from translating the Company's foreign revenues and expenses into U.S. dollars. These rate fluctuations can have a significant effect on reported operating results under GAAP. The Company provides constant currency information to help investors assess how our businesses performed excluding the effects of changes in foreign currency translation rates. To calculate revenues and earnings from operations on a constant currency basis, operating results for the current year period for entities reporting in currencies other than U.S. dollars are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year. The constant currency calculations do not adjust for the impact of revaluing specific transactions denominated in a currency that is different to the functional currency of that entity when exchange rates fluctuate. The constant currency information presented may not be comparable to similarly titled measures reported by other companies.

The Company will hold a conference call at 4:30 pm (ET) on March 14, 2012 to discuss the news announced in this press release. A live webcast of the conference call will be accessible at www.guess.com via the "Investor Relations" link. The webcast will be archived on the website for 30 days.

Guess?, Inc. designs, markets, distributes and licenses a lifestyle collection of contemporary apparel, denim, handbags, watches, footwear and other related consumer products. Guess? products are distributed through branded Guess? stores as well as better department and specialty stores around the world. As of January 28, 2012, the Company directly operated 504 retail stores in the United States and Canada and 251 retail stores in Europe, Asia and Latin America. The Company's licensees and distributors operated an additional 804 retail stores outside of the United States and Canada. For more information about the Company, please visit www.guess.com.

Except for historical information contained herein, certain matters discussed in this press release, including statements concerning the Company's short and long-term future prospects and guidance for the first quarter and full year of fiscal 2013, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are only expectations, and involve known and unknown risks and uncertainties, which may cause actual results in future periods to differ materially from what is currently anticipated. Factors which may cause actual results in future periods to differ materially from current expectations include, among other things, domestic and international economic conditions, including economic and other events that could negatively impact consumer confidence and discretionary consumer spending and result in increasingly difficult competitive conditions; our ability to, among other things, anticipate consumer preferences, protect our brand, effectively operate our various retail concepts, effectively manage inventories and successfully execute our strategies, including our supply chain and international growth strategies; unexpected obligations arising from litigation and other regulatory proceedings, including tax proceedings, and changes in economic, political, social and other conditions affecting our foreign operations, including currency fluctuations, global tax rates and the current European economic crisis. In addition to these factors, the economic, technological, managerial, and other risks identified in the Company's most recent annual report on Form 10-K, quarterly reports on Form 10-Q and other filings with the Securities and Exchange Commission, including but not limited to the risk factors discussed therein, could cause actual results to differ materially from current expectations. Additional information with respect to known and unknown risks will also be set forth in the Company's annual report on Form 10-K for the year ended January 28, 2012, which will be filed with the Securities and Exchange Commission in the first quarter of fiscal 2013.

Contact:	Guess?, Inc.
Investor Relations
(213) 765-5578

Guess?, Inc. and Subsidiaries
Consolidated Statements of Income
(amounts in thousands, except per share data)

	Three Months Ended				Twelve Months Ended
	January 28,		January 29,		January 28,		January 29,
	2012		2011		2012		2011
	$	%	$	%	$	%	$	%

Product sales	$ 745,430	96.1%	$ 726,519	96.0%	$ 2,566,628	95.5%	$ 2,372,072	95.4%
Net royalties	30,412	3.9%	30,396	4.0%	121,420	4.5%	115,222	4.6%
Net revenue	775,842	100.0%	756,915	100.0%	2,688,048	100.0%	2,487,294	100.0%

Cost of product sales	438,097	56.5%	420,567	55.6%	1,523,763	56.7%	1,397,062	56.2%

Gross profit	337,745	43.5%	336,348	44.4%	1,164,285	43.3%	1,090,232	43.8%

Selling, general and administrative expenses	201,941	26.0%	192,058	25.3%	746,345	27.8%	679,780	27.3%
Settlement charge	-	0.0%	-	0.0%	19,463	0.7%	-	0.0%
Accelerated pension cost amortization	-	0.0%	-	0.0%	1,242	0.0%	5,819	0.2%

Earnings from operations	135,804	17.5%	144,290	19.1%	397,235	14.8%	404,633	16.3%

Other income (expense):
Interest expense	(463)	(0.1%)	(442)	(0.1%)	(2,002)	(0.1%)	(1,217)	(0.1%)
Interest income	714	0.1%	(32)	(0.0%)	3,147	0.2%	1,553	0.1%
Other, net	6,398	0.9%	7,382	1.0%	961	0.0%	16,408	0.6%

Earnings before income taxes	142,453	18.4%	151,198	20.0%	399,341	14.9%	421,377	16.9%

Income taxes	44,043	5.7%	45,819	6.1%	128,691	4.8%	126,874	5.1%

Net earnings	98,410	12.7%	105,379	13.9%	270,650	10.1%	294,503	11.8%

Net earnings attributable to noncontrolling interests in subsidiaries	2,544	0.3%	2,053	0.2%	5,150	0.2%	4,995	0.2%

Net earnings attributable to Guess?, Inc.	$ 95,866	12.4%	$ 103,326	13.7%	$ 265,500	9.9%	$ 289,508	11.6%

Net earnings per common share attributable to common stockholders:

Basic	$ 1.05		$ 1.12		$ 2.88		$ 3.14

Diluted	$ 1.05		$ 1.11		$ 2.86		$ 3.11

Weighted average common shares outstanding attributable to common stockholders:

Basic	90,627		91,216		91,533		91,410

Diluted	90,931		91,934		91,948		92,115

Adjusted Earnings for the Twelve Months ended January 28, 2012

Adjusted earnings from operations (1)					$ 416,698	15.5%	$ 404,633	16.3%

Adjusted net earnings attributable to Guess?, Inc. (1)					$ 283,113	10.5%	$ 289,508	11.6%

Adjusted diluted earnings per common share attributable to common stockholders (1)					$ 3.05		$ 3.11

(1)

The adjusted results reflect the exclusion of a settlement charge (and related taxes where applicable) recorded during the three month period ended July 30, 2011. No adjustments have been made to the corresponding prior-year period.  A complete reconciliation of actual results to adjusted results is presented in the table entitled "Reconciliation of Reported Statement of Income to the Adjusted Statement of Income."

Guess?, Inc. and Subsidiaries
Reconciliation of Reported Statement of Income to the Adjusted Statement of Income
(amounts in thousands, except per share data)

The following table provides reconciliations of reported GAAP earnings from operations to adjusted earnings from operations and reported GAAP net earnings attributable to Guess?, Inc. to adjusted net earnings attributable to Guess?, Inc., in each case to reflect the exclusion of the settlement charge incurred in the second quarter ended July 30, 2011.

	Twelve Months Ended
	January 28, 2012
		% of
	$	Revenues

Settlement charge	$ 19,463
Less related income tax (1)	1,850

Settlement charge net of income taxes	$ 17,613

Reported GAAP earnings from operations	$ 397,235	14.8%
Add back settlement charge	19,463

Adjusted earnings from operations	$ 416,698	15.5%

Reported GAAP net earnings attributable to Guess?, Inc.	$ 265,500	9.9%
Add back settlement charge net of tax (1)	17,613

Adjusted net earnings attributable to Guess?, Inc.	$ 283,113	10.5%

Adjusted diluted earnings per common share attributable to common stockholders:	$ 3.05

Weighted average common shares outstanding attributable to common stockholders:

Basic	91,533

Diluted	91,948

(1)	The estimated income tax effect of the settlement charge is based on the Company's assessment of deductibility using the statutory tax rate of the tax jurisdiction in which the charge was incurred.

Guess?, Inc. and Subsidiaries
Consolidated Segment Data
(amounts in thousands)

	Three Months Ended			Twelve Months Ended
	January 28,	January 29,	%	January 28,	January 29,	%
	2012	2011	chg	2012	2011	chg

Net revenue:
Europe	$ 290,828	$ 294,867	-1%	$ 1,010,896	$ 920,327	10%
North American Retail	343,496	338,597	1%	1,117,643	1,069,893	4%
Asia	70,575	55,362	27%	250,727	200,891	25%
North American Wholesale	40,531	37,693	8%	187,362	180,961	4%
Licensing	30,412	30,396	0%	121,420	115,222	5%
	$ 775,842	$ 756,915	3%	$ 2,688,048	$ 2,487,294	8%

Earnings (loss) from operations:
Europe before settlement charge	$ 55,463	$ 65,913	-16%	$ 186,477	$ 193,309	-4%
Europe settlement charge	-	-		(19,463)	-
Europe including settlement charge	55,463	65,913	-16%	167,014	193,309	-14%

North American Retail	54,107	52,575	3%	133,184	122,583	9%
Asia	8,258	7,502	10%	28,463	28,631	-1%
North American Wholesale	9,513	8,534	11%	47,162	46,153	2%
Licensing	27,450	27,674	-1%	108,638	104,165	4%
Corporate Overhead	(18,987)	(17,908)	6%	(85,984)	(84,389)	2%
Accelerated pension cost amortization	-	-		(1,242)	(5,819)
	$ 135,804	$ 144,290	-6%	$ 397,235	$ 404,633	-2%

Operating margins:
Europe before settlement charge	19.1%	22.4%		18.4%	21.0%
Europe including settlement charge	19.1%	22.4%		16.5%	21.0%

North American Retail	15.8%	15.5%		11.9%	11.5%
Asia	11.7%	13.6%		11.4%	14.3%
North American Wholesale	23.5%	22.6%		25.2%	25.5%
Licensing	90.3%	91.0%		89.5%	90.4%

Total Company before settlement charge	17.5%	19.1%		15.5%	16.3%
Total Company including settlement charge	17.5%	19.1%		14.8%	16.3%

Guess?, Inc. and Subsidiaries
Selected Condensed Consolidated Balance Sheet Data
(amounts in thousands)

	January 28,	January 29,
	2012	2011

ASSETS

Cash and cash equivalents	$ 491,805	$ 427,037

Short-term investments	4,060	15,087

Receivables, net	340,602	358,482

Inventories	328,602	294,705

Other current assets	96,413	68,269

Property and equipment, net	348,885	313,856

Other assets	234,108	208,368

Total Assets	$ 1,844,475	$ 1,685,804

LIABILITIES AND STOCKHOLDERS' EQUITY

Current portion of borrowings and capital lease obligations	$ 2,030	$ 2,177

Other current liabilities	418,006	428,839

Capital lease obligations	10,206	12,218

Other long-term liabilities	211,675	161,665

Redeemable and nonredeemable noncontrolling interests	26,928	26,029

Guess?, Inc. stockholders' equity	1,175,630	1,054,876

Total Liabilities and Stockholders' Equity	$ 1,844,475	$ 1,685,804

Guess?, Inc. and Subsidiaries
Selected Condensed Consolidated Cash Flow Data
(in thousands)

	Twelve Months Ended
	January 28,	January 29,
	2012	2011

Net cash provided by operating activities	$ 364,494	$ 346,374

Net cash used in investing activities	(132,096)	(146,103)

Net cash used in financing activities	(162,988)	(277,006)

Effect of exchange rates on cash	(4,642)	1,709

Net increase (decrease) in cash and cash equivalents	64,768	(75,026)

Cash and cash equivalents at the beginning of the year	427,037	502,063

Cash and cash equivalents at the end of the year	$ 491,805	$ 427,037

Supplemental information:

Depreciation and amortization	$ 79,286	$ 67,488

Rent	$ 252,528	$ 217,830

Guess?, Inc. and Subsidiaries
Retail Store Data
International Store Count

	As of January 28, 2012		As of January 29, 2011
	Total	Directly Operated	Total	Directly Operated
Region	Stores	Stores	Stores	Stores

United States and Canada	504	504	481	481

Europe and the Middle East	561	179	474	141

Asia	423	47	357	28

Other	71	25	61	19

	1,559	755	1,373	669

Guess?, Inc. and Subsidiaries
Retail Store Data
U.S. and Canada

	Twelve Months Ended
	January 28,	January 29,
	2012	2011

Number of stores at the beginning of the year	481	432

Store openings	37	59

Store closures	(14)	(10)

Number of stores at the end of the year	504	481

Total store square footage at the end of the year	2,338,000	2,166,000